Exhibit 10.1

At Will Employment Compensation Arrangement for Executive Officer

    Mr. Kelly D. Terry was appointed as O’Sullivan’s Senior Vice President, Operations on April 28, 2005. Terry’s at will compensation arrangement includes the following:

•	a salary of $195,000 per year,

•	an automobile allowance of $8,000 per year,

•	a bonus target of 60% of his salary under O’Sullivan’s incentive compensation plan, with a guaranteed bonus of $10,000 for fiscal 2005,

•	the opportunity to participate in employee benefit and employee welfare plans, including O’Sullivan’s savings and profit sharing plan, deferred compensation plan, and welfare plan,

•	an indemnification agreement in the form previously filed with the Securities and Exchange Commission,

•	payment of moving expenses in connection with his move to the Atlanta, Georgia area and

•	an option to purchase 7,500 shares of O’Sullivan’s Class A common stock.